Exhibit 99.1

AptarGroup Reports Strong First Quarter with Record Revenues and Earnings

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--April 24, 2014--AptarGroup, Inc. (NYSE:ATR) today reported record quarterly revenues and first quarter earnings per share.

First Quarter 2014 Summary

  Reported sales (and core sales excluding currency effects) rose 9% to $676 million
  Core sales excluding currency effects increased in each business segment, market and geographic region
  Reported earnings per share rose 11% to $0.71 compared to $0.64 in the prior year excluding charges related to the European restructuring plan ($0.05 per share) in 2013
  A higher effective tax rate reduced earnings per share by approximately $0.03 compared to the prior year when excluding the impact of the European restructuring plan in 2013

FIRST QUARTER RESULTS

For the quarter ended March 31, 2014, reported sales increased 9% to $676 million from $618 million a year ago. Changes in currency exchange rates did not have a significant impact on the sales growth.

First Quarter Segment Sales Analysis
(Change Over Prior Year)
	Beauty + Home	Pharma	Food + Beverage	Total AptarGroup
Product Sales (including tooling)	9%	12%	5%	9%
Currency Effects	-1%	3%	1%	0%
Total Reported Growth	8%	15%	6%	9%

Commenting on the quarter, Stephen Hagge, President and CEO, said, “We are pleased to report an excellent first quarter with balanced core sales growth across each segment, market and geographic region. Our Pharma segment had another outstanding performance with particularly strong demand from the consumer health care and prescription drug markets. It was also encouraging to see the rise in sales at our Beauty + Home segment driven by increased demand from the beauty and personal care markets. Our Food + Beverage segment’s sales also increased despite custom tooling sales declining compared to the prior year.”

Hagge continued, “The broad-based increases in sales drove our earnings to a record first quarter level. This was in spite of certain headwinds that included negative currency effects and facility start-up costs primarily related to our Beauty + Home segment’s Latin American operations, and a higher effective tax rate.”

DIVIDEND

As previously announced, on April 11, 2014, the Board of Directors increased the quarterly cash dividend by 12% to $0.28 per share. The payment date is May 21, 2014, to stockholders of record as of April 30, 2014. Hagge commented on the increase, “This increase is reflective of our strong financial condition and confidence in the future. 2014 will be our twenty first consecutive year of increased dividends. Our balanced capital allocation strategy allows for increased dividends, share repurchases and investments that will contribute to future growth.”

OUTLOOK

Regarding the Company’s outlook, Hagge stated, “I am encouraged by the current level of project discussions with customers who are seeking innovative packaging solutions to help grow their businesses. I am optimistic that we will see some of these new projects coming to market over the next twelve months. Looking to the second quarter, we expect broad-based demand for our innovative dispensing solutions to continue across each of our business segments and drive growth over the prior year. In the near-term, the emerging market currency environments are expected to remain challenging and we don’t anticipate the impact from resin pricing adjustments to be as favorable as it was in the prior year. We expect second quarter earnings per share to be in the range of $0.78 to $0.83 compared to $0.77 per share a year ago excluding the charges related to our European restructuring plan.”

OPEN CONFERENCE CALL

There will be a conference call on Friday, April 25, 2014 at 8:00 a.m. Central Time to discuss AptarGroup’s first quarter results for 2014. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed on the Investor Relations page of the website.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing solutions for the beauty, personal care, home care, prescription drug, consumer health care, injectables, food, and beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit www.aptar.com.

This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, economic, environmental or political conditions in the various markets and countries in which AptarGroup operates, changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; fluctuations in the cost of raw materials, components and other input costs; the Company’s ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; the competitive marketplace; fiscal and monetary policies and other regulations; inflationary pressures and changes in foreign currency exchange rates; direct or indirect consequences of acts of war or terrorism; and labor relations. For additional information on these and other risks and uncertainties, please see AptarGroup’s filings with the Securities and Exchange Commission, including its Form 10-K’s and Form 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements. AptarGroup undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,
	2014	2013

Net Sales	$676,051	$617,633
Cost of Sales (exclusive of depreciation
shown below)	453,411	418,486
Selling, Research & Development and
Administrative	106,674	94,307
Depreciation and Amortization (1)	37,247	36,171
Restructuring Initiatives	-	4,067
Operating Income	78,719	64,602
Other Income/(Expense):
Interest Expense	(4,881)	(5,081)
Interest Income	1,016	849
Equity in income of affiliates	(1,546)	(262)
Miscellaneous, net	372	(706)
Income before Income Taxes	73,680	59,402
Provision for Income Taxes	25,272	19,424
Net Income	$48,408	$39,978

Net (Income)/Loss Attributable to Noncontrolling Interests	(19)	51
Net Income Attributable to AptarGroup, Inc.	$48,389	$40,029
Net Income Attributable to AptarGroup, Inc. Per Common Share:
Basic	$0.74	$0.61
Diluted	$0.71	$0.59

Average Numbers of Shares Outstanding:
Basic	65,468	66,155
Diluted	68,232	68,296

Notes to Condensed Consolidated Financial Statements:

(1) Depreciation and Amortization for the quarter ended March 31, 2013 included approximately $0.5 million of accelerated depreciation related to the European restructuring plan.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
CONSOLIDATED BALANCE SHEETS

	March 31, 2014	December 31, 2013
ASSETS

Cash and Equivalents	$317,177	$309,861
Receivables, net	505,505	438,221
Inventories	358,709	353,159
Other Current Assets	97,651	97,170
Total Current Assets	1,279,042	1,198,411
Net Property, Plant and Equipment	870,051	864,662
Goodwill, net	359,681	358,865
Other Assets	71,659	75,824
Total Assets	$2,580,433	$2,497,762

LIABILITIES AND EQUITY

Short-Term Obligations	$174,288	$139,770
Accounts Payable and Accrued Liabilities	411,506	403,051
Total Current Liabilities	585,794	542,821
Long-Term Obligations	354,758	354,814
Deferred Liabilities	120,995	119,819
Total Liabilities	1,061,547	1,017,454

AptarGroup, Inc. Stockholders' Equity	1,518,326	1,479,757
Noncontrolling Interests in Subsidiaries	560	551
Total Equity	1,518,886	1,480,308

Total Liabilities and Equity	$2,580,433	$2,497,762

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
SEGMENT INFORMATION

	Three Months Ended
	March 31,

	2014	2013
NET SALES
Beauty + Home	$391,236	$363,472
Pharma	194,349	168,869
Food + Beverage	90,466	85,292
Total Net Sales	$676,051	$617,633

SEGMENT INCOME (1)
Beauty + Home	$27,781	$24,415
Pharma	52,482	45,980
Food + Beverage	9,080	8,550
Restructuring Initiatives & Related Depreciation (2)	-	(4,526)
Corporate and Other	(11,798)	(10,785)
Total Income Before Interest and Taxes	$77,545	$63,634
Interest Expense, Net	(3,865)	(4,232)
Income before Income Taxes	$73,680	$59,402

SEGMENT INCOME AS % OF NET SALES
Beauty + Home	7.1%	6.7%
Pharma	27.0%	27.2%
Food + Beverage	10.0%	10.0%

Notes to Condensed Consolidated Financial Statements:

(1) - The Company evaluates performance of its business units and allocates resources based upon segment income defined as earnings before net interest expense, certain corporate expenses, restructuring initiatives and income taxes.

(2) - Restructuring Initiatives & Related Depreciation includes the following expense items:

Depreciation:	2014	2013
European Restructuring Plan	$-	$(459)

Restructuring Initiatives:
European Restructuring Plan	$-	$(4,067)
Total Restructuring Initiatives & Related Depreciation	$-	$(4,526)

CONTACT:
AptarGroup, Inc.
Matthew DellaMaria, 815-477-0424